UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐     Preliminary Proxy Statement
☐     Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☑     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12

DIGITAL ANGEL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 24, 2011, Digital Angel Corporation will commence mailing the following letter to certain stockholders. The information in this filing shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

June 24, 2011

Dear Fellow Digital Angel Stockholder:

We want to share with you some important news:

ISS Proxy Advisory Services (ISS), whose analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries, has recommended that Digital Angel’s stockholders vote FOR the sale of Destron Fearing.  ISS noted “the thorough auction process that was conducted” and concluded that “the company’s rationale for the sale is reasonable given its financial condition and intention to wind down the company.”

Your Board of Directors urges you to vote for the Destron Fearing transaction. Since approval of the transaction requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, your vote is important, no matter how many or how few shares you own.  The failure to vote will have the same effect as a vote against the sale.

Please vote TODAY by telephone, via the Internet, or by signing and returning the enclosed proxy card in the envelope provided.

Very truly yours,
The Board of Directors

On June 23, 2011, Digital Angel Corporation issued the following press release.

FOR IMMEDIATE RELEASE:

Leading Proxy Advisory Firm ISS Recommends Digital Angel Stockholders Vote “FOR” the Sale of Destron Fearing to Allflex USA, Inc.

SO. ST. PAUL, MN - (June 23, 2011) -- Digital Angel (OTCBB: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, today announced that Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, recommends that Digital Angel stockholders vote "FOR" the sale of all outstanding Destron Fearing Corporation capital stock to Allflex USA, Inc. at the special meeting of stockholders, scheduled for July 14, 2011.  ISS also recommends that stockholders vote “FOR” approval of the compensation of the Company’s executive officers in connection with the transaction.

The ISS June 21, 2011 report noted that “the company's rationale for the sale is reasonable; the initial market reaction was positive; the company conducted a thorough auction process; and there are no concerning conflicts of interest.”  The report also noted that “given the overall reasonableness of the change in control payment to the CEO, a vote FOR is recommended.”

“We are pleased that the ISS recommendation supports the sale of Destron Fearing, which we continue to believe is the best solution to maximize the value of the business for Digital Angel’s stockholders,” commented Joseph Grillo, Digital Angel’s Chief Executive Officer.  “We hope Digital Angel stockholders will follow the ISS recommendation to vote “FOR” the sale of Destron Fearing.”

Digital Angel stockholders are encouraged to read the Company's definitive proxy materials, in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed sale and the reasons behind the Board of Directors' recommendation that stockholders vote "FOR" the proposal to adopt the sale agreement. The Company's definitive proxy materials may be obtained by The Company's definitive proxy materials may be obtained free of charge at the SEC's website at www.sec.gov or by contacting Investor Relations by phone at 212-896-1206 or by email at digitalangel@kcsa.com.

Digital Angel stockholders who have questions about the sale, or need assistance in submitting their proxy or voting their shares should contact the Company's proxy solicitor, Innisfree M&A Incorporated, toll-free, at (888) 750-5834.

About Digital Angel
Digital Angel (OTCBB:DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

Safe Harbor Statement
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the technology and impact of the new orders on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 31, 2011, as amended on Form 10-K/A May 2, 2011, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Investor Relations Contact:

KCSA Strategic Communications
Rob Fink or Chi-Chi Millaway
212-896-1206
digitalangel@kcsa.com